Record Date: December 29, 2000
Meeting Date: March 8, 2001
Report Date: March 8, 2001


Alliance All-Market Advantage Fund, Inc.
M108
AMA-Common

                           Total O/S    3,572,754    Need For
                           Total Voted  3,389,903    Quorum
Total Voted  3,389,903
                          % Of O/S        94.88%   (1,603,525)


                                           % of   Need For
       Proposals           For          Voted     Vote

1a. David H. Dievler      3,329,261     98.21%    (1,634,309)
1b. Clifford L. Michel    3,332,726     98.31%    (1,637,774)
1c. Donald J. Robinson    3,333,469     98.34%    (1,638,517)
 2. Ratification of
	Independent
	Accountants         3,355,322     98.98%    (1,680,370)


                     Withhold/
       Against       Abstained     % For     % Agst   % Abst

       0             60,642        93.18%    0.00%     1.70%
       0             57,177        93.28%    0.00%     1.60%
       0             56,434        93.30%    0.00%     1.58%

       14,376        20,205        93.91%    0.40%     0.57%